Exhibit 10.2
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

LICENSE AND COLLABORATION AGREEMENT
This License and Collaboration Agreement (this “Agreement”) is entered into as of August 5, 2021 (the “Effective Date”) by and between:
Oyster Point Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., with a place of business at 202 Carnegie Center Drive, Suite 200, Princeton, NJ 08540 (“Oyster Point”), and
Ji Xing Pharmaceuticals Limited, a limited liability company organized and existing under the laws of Hong Kong, with a business address located at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, causeway Bay, Hong Kong Special Administrative Region (“Ji Xing”).
Oyster Point and Ji Xing are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
Recitals
Whereas, Oyster Point, a biopharmaceutical company, is focused on the discovery, development and commercialization of pharmaceutical products and therapies, including in ophthalmic indications;
Whereas, Ji Xing is a pharmaceutical company organized to develop and commercialize pharmaceutical products in the greater China region; and
Whereas, Ji Xing wishes to obtain an exclusive license from Oyster Point to develop, manufacture, and commercialize the Products in the Territory (each as defined below), and Oyster Point is willing to grant such a license to Ji Xing, all in accordance with the terms and conditions set forth herein.
Agreement
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:
1.1“Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.2“Acquiring Organization” means the Acquirer in an Acquisition Transaction, together with its Affiliates (other than the Target Entity and the Target Entity’s Affiliates immediately prior to the Acquisition Transaction).
1.3“Acquisition Transaction” means, with respect to an entity (the “Target Entity”), a transaction or series of related transactions pursuant to which a Third Party (an “Acquirer”) directly or indirectly (a) obtains ownership of more than fifty percent (50%) of the voting securities of such the Target Entity, or (b) succeeds to substantially all the assets and business of such Target Entity (whether via merger, sale of assets, or otherwise), provided that if Ji Xing is the Target Entity, such Acquirer shall exclude [ * ].
1.4“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by or is under common control with such Party. As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party. Notwithstanding the foregoing or any provision to the contrary set forth in this Agreement, [ * ].
1.5“Anti-Corruption Laws” means all Applicable Laws prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the Anti-Unfair Competition Law of the PRC and the Criminal Law of the PRC, and similar laws governing corruption and bribery, whether public, commercial or both.
1.6“Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.
1.7“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, U.S., Hong Kong, China, or Beijing, China are obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
1.8“Calendar Quarter” means the period commencing on January 1 of each Calendar Year and ending on March 31 of the same Calendar Year, the period commencing on April 1 of each Calendar Year and ending on June 30 of the same Calendar Year, the period commencing on July 1 of each Calendar Year and ending on September 30 of the same Calendar Year and the period commencing on October 1 of each Calendar year and ending on December 31 of the same Calendar Year, as the context shall require.
1.9“Calendar Year” means each twelve (12)-month period commencing on January 1 and ending on December 31.

1.10“cGMP” means, in respect of Oyster Point’s obligations under this Agreement, all applicable current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and in respect of Ji Xing’s obligations under this Agreement, the equivalent Applicable Laws in any relevant country or region in the Territory, each as may be amended and applicable from time to time.
1.11“Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, or (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) any entity that is not an Affiliate of such Party as of the Effective Date acquiring the power (whether through ownership interest, contractual right, or otherwise, including the result of any government action) to direct or cause the direction of the management and policies of such Party.
1.12“Clinical Trial” means any clinical testing of a Product in human subjects, including as applicable, Phase 1 Clinical Trial, Phase 2 Clinical Trial and Phase 3 Clinical Trial.
1.13“CMO” means any Third Party contract manufacturing organization, or any Third Party manufacturer, supplier or seller of a Compound, Device, or Product.
1.14“Code” means Title 11 of the U.S. Code.
1.15“Commercialization” or “Commercialize” means all activities directed to commercializing, promoting, selling, offering for sale and related importing and exporting activities, but excluding Manufacturing.
1.16“Commercially Reasonable Efforts” means (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, [ * ]; and (b) where applied to the Development and/or Commercialization of a Product under this Agreement, [ * ]. “Commercially Reasonable Efforts” shall require that [ * ].
1.17“Committee” means the JSC, JDC, or any subcommittee established by the JSC, as applicable.
1.18“Compound” means (a) varenicline, known as OC-01, having the chemical structure set forth in Exhibit A attached hereto, including any [ * ] (the “OC-01 Compound”), and (b) simpinicline, known as OC-02, having the chemical structure set forth in Exhibit A attached hereto, including any [ * ] (the “OC-02 Compound”).
1.19“Confidential Information” of a Party means all Know-How, unpublished patent applications and other proprietary and confidential information and data of a financial, commercial, business, scientific or technical nature of such Party that (a) is disclosed by or on behalf of such Party or any of its Affiliates or agents, or is otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, electronic or any other form; or (b) is learned by the other Party or comes to the attention of the other Party in connection with the performance of this Agreement by either Party.
1.20“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant to the other Party a license, sublicense, access or other right (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.
1.21“Cover”, “Covering” or “Covered” means, when referring to a Compound, a Device, or a Product, and with respect to a Patent and a Person, that, in the absence of ownership by such Person of, or a license granted to a Person under, a valid claim included in such Patent (considering claims of patent applications to be issued as then pending), the research, development, manufacture, sale, offer for sale, or importation of such Compound, Device, or Product by such Person would infringe such claim.
1.22“Development” or “Develop” means all development activities to obtain and maintain Regulatory Approval for a Product, including all pre-clinical studies and Clinical Trials of such Product, distribution of such Product for use in Clinical Trials (including placebos and comparators), statistical analyses, the preparation of Regulatory Materials and all regulatory affairs related to any of the foregoing, but excluding Manufacturing.
1.23“Device” means any device for the delivery of a Compound by nasal spray, including the device as set forth in Exhibit A.
1.24“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.
1.25[ * ]
1.26“FDA” means the U.S. Food and Drug Administration or its successor.
1.27“Field” means all prophylactic uses for ophthalmology diseases or disorders and all uses for the treatment of ophthalmology diseases or disorders.
1.28“First Commercial Sale” means, with respect to a Product in any Region, the first sale of such Product to a Third Party for distribution, use or consumption in such Region after the Regulatory Approvals have been obtained for such Product in such Region. For clarity, First Commercial Sale shall not include any sale or transfer of any Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”
1.29“FTE” means the equivalent of a full-time individual’s work for a twelve (12)-month period (consisting of a total of [ * ] per year of dedicated effort). Any person who devotes less than [ * ] per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [ * ]. No person shall be treated as being more than one FTE regardless of the number of hours worked.
1.30“FTE Rate” means Ji Xing FTE Rate or Oyster Point FTE Rate, as applicable.
1.31“GAAP” means, with respect to a person or entity’s accounting standard in a country or jurisdiction, (a) if in regards to the U.S., U.S. generally accepted accounting principles, (b) if in regards to mainland China, the PRC generally accepted accounting principles, (c) if in regard to any country or jurisdiction other than the U.S. and mainland China, either (i) the International Financial Reporting Standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board, or (ii) the applicable accounting standards as published by the preeminent accounting society for that country or jurisdiction and followed by such person or entity, in each case of (a), (b) and (c), consistently applied and that provide for, among other things, assurance that the accounting and reported results are credible and accurate.
1.32“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) as set forth in the then current clinical laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.33“Generic Product” means, with respect to a Product in a particular Region in the Territory, any pharmaceutical product that (a) contains [ * ] of Active Ingredients as such Product [ * ]; (b) [ * ] in such Region [ * ] in such Region; (c) is [ * ], such Product, [ * ]; and (d) is sold in such Region by a Third Party that is not a sublicensee of Ji Xing or its Affiliates and did not purchase such product in a chain of distribution that included any of Ji Xing or its Affiliates or sublicensees.
1.34“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.35“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.
1.36“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.37“Initiation” means, with respect to a Clinical Trial of a Product, the first dosing of the first human subject for such Clinical Trial.
1.38“Invention” means any invention, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is conceived, made, developed, reduced to practice or otherwise invented as a result of a Party (or the Parties jointly) exercising its (their) rights or carrying out its (their) obligations under this Agreement, whether directly or via its Affiliates, sublicensees, agents or contractors, including all rights, title and interest in and to the intellectual property rights therein.
1.39“Ji Xing Background IP” means any Patent or Know-How (a) that is Controlled by Ji Xing or its Affiliates prior to the Effective Date, or (b) is first discovered, generated, acquired or otherwise becomes Controlled by Ji Xing or its Affiliates during the Term outside of the scope of this Agreement, in each case used or applied by Ji Xing, its Affiliates, sublicensees, agents or subcontractors in the Development, Manufacture or Commercialization of the Compounds and Products in the Territory.
1.40“Ji Xing Cayman” means Ji Xing Pharmaceuticals Limited, an exempted company organized under the laws of the Cayman Islands.
1.41“Ji Xing FTE Rate” means [ * ] per FTE per year. The Ji Xing FTE Rate includes [ * ] expended in connection with an FTE’s performance of activities under this Agreement and excludes [ * ] expended in connection with such FTE’s performance of activities under this Agreement.
1.42“Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.43“Licensed IP” means Licensed Know-How and Licensed Patents.
1.44“Licensed Know-How” means all Know-How Controlled by Oyster Point or its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Products in the Field in the Territory; provided, however, that Licensed Know-How shall exclude [ * ].
1.45“Licensed Patents” means all Patents in the Territory Controlled by Oyster Point or its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Products in the Field in the Territory; provided, however, that Licensed Patents shall exclude [ * ]. Licensed Patents existing as of the Effective Date are set forth in Exhibit B.
1.46“Major Market” means, [ * ].
1.47 “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Compound or the Product.
1.48“Manufacturing Cost” means, with respect to a Compound, Device, or Product supplied by Oyster Point to Ji Xing hereunder:
(a)if the Compound, Device, or Product is [ * ]; and
(b)if the Compound, Device, or Product is [ * ].
1.49“Manufacturing Technology” means all Patents and Know-How Controlled by Oyster Point or its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful for (a) the Manufacture of the Compounds and Products in the Territory, and (b) the Manufacture of [ * ], in each case of ((a) and (b)) solely for the purposes of the Development or Commercialization of the Compounds and Products in the Field in the Territory; provided, however, that Manufacturing Technology shall exclude [ * ].
1.50“Marketing Materials” means any packaging, labels, advertising, point-of-purchase, and other publicly disclosed marketing, promotional, or commercialization literature and materials Controlled by Oyster Point pertaining to any Product.
1.51“NDA” means a New Drug Application, as defined by the FDA, or equivalent application for approval (but not including pricing and reimbursement approvals) to market a pharmaceutical product in a country or jurisdiction outside the U.S.
1.52“Net Sales” means [ * ] on sales of a Product by Ji Xing, its Affiliates, or sublicensees for sale of the Product to a Third Party in the Territory, less the following deductions, to the extent reasonable, customary and allocable to such Product:

(a)[ * ];
(b)[ * ];
(c)[ * ];
(d)[ * ];
(e)[ * ]; and
(f)[ * ].
Each of the amounts set forth above shall be determined from the books and records of Ji Xing, its Affiliate or sublicensee, maintained in accordance with GAAP consistently applied. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(f) above, such item may not be deducted more than once.
With respect to any sale of a Product [ * ].
Sales between Ji Xing and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is an end user. Net Sales also exclude [ * ].
Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Products distributed for use in Clinical Trials.
1.53“NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or its successor.
1.54“OC-01 Product” means a Product containing the OC-01 Compound (as the sole Active Ingredient).
1.55“OC-02 Product” means a Product containing the OC-02 Compound (as the sole Active Ingredient).
1.56“Other Inventions” means all Inventions other than [ * ], and all intellectual property rights therein and thereto.
1.57“Oyster Point CMO” means the [ * ], the [ * ], and the [ * ].
1.58“Oyster Point FTE Rate” means [ * ] per FTE per year. The Oyster Point FTE Rate includes [ * ] expended in connection with an FTE’s performance of activities under this Agreement and excludes [ * ] expended in connection with such FTE’s performance of activities under this Agreement.

1.59“Oyster Point Licensees” means any and all licensees and sublicensees of Oyster Point or any of Oyster Point’s Affiliates for the Products (other than Ji Xing, Ji Xing’s Affiliates and sublicensees).
1.60“Patents” means all national, regional and international patents and patent applications, including divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.
1.61“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.
1.62“Phase 1 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 § CFR 312.21(a) or corresponding foreign regulations.
1.63“Phase 2 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.
1.64“Phase 3 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.
1.65“Pivotal Clinical Trial” means any human clinical trial of a Product that is intended (as of the time of Initiation of such clinical trial) to obtain the results and data to support the filing of an NDA (including label expansion but excluding the data that may be necessary to support the pricing and/or reimbursement approval), including so called Phase 2/3 trials and any human clinical trial that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations. [ * ].
1.66“Privacy Laws” means all Applicable Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of protected health information and other personal information, including without limitation the Health Insurance Portability and Accountability Act, the Family Educational Rights and Privacy Act, and the Identify Theft Enforcement and Protection Act,
1.67“Product” means any pharmaceutical product that uses a Device to deliver a Compound (as the sole Active Ingredient) by nasal spray, and excludes any such product [ * ].
1.68“[ * ]” means the [ * ].
1.69“Regulatory Approval” means, with respect to a Product in a country or jurisdiction, all approvals from the Regulatory Authorities necessary to market and sell such Product in such country or jurisdiction, including pricing and reimbursement approval.

1.70“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Product, including the FDA, NMPA, and any corresponding national or regional regulatory authorities.
1.71“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Regulatory Authority with respect to a pharmaceutical or medical product, including without limitation orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in European Union member states under national implementations of Article 10 of Directive 2001/83/EC, and rights similar thereto in other country or jurisdiction.
1.72“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other documents and filings made to, received from or otherwise conducted with a Regulatory Authority regarding the Product, including any NDA and Regulatory Approval.
1.73“Segregate” means, with respect to a particular Competing Product, to use reasonable efforts to segregate the research, development and commercialization activities relating to such Competing Product from the Development and Commercialization activities relating to the Compound or any Product under this Agreement, including putting in place appropriate firewalls that are reasonably designed to ensure that: (a) [ * ]; (b) [ * ]; and (c) [ * ]; provided, that, in each case of (a), (b) or (c), [ * ].
1.74“Territory” means the People’s Republic of China (the “PRC”), including mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan, each of which shall be referred to as a “Region”.
1.75“Third Party” means an entity other than Oyster Point, Ji Xing and Affiliates of either of them.
1.76“U.S.” means United States of America, including all possessions and territories thereof.
1.77“[ * ]” means [ * ].
1.78“Valid Claim” means a claim of a pending patent application or an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that [ * ].
1.79Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Acquirer	Section 1.3
Agreement	Preamble
Alliance Manager	Section 3.1
Assigning Party	Section 8.9(b)
Audited Party	Section 11.4(d)
Auditing Party	Section 11.4(d)
Commercialization Plan	Section 7.3
Competing Product	Section 2.7(a)
Competing Product Exercise Period	Section 2.8(b)
Competing Product Expiry Date	Section 2.8(b)
Competing Product Negotiation Period	Section 2.8(b)
Competing Product ROFN	Section 2.8(b)
Competing Product Transaction	Section 2.8(b)
Development Plan	Section 4.3
[ * ]	[ * ]
Effective Date	Preamble
Executive Officers	Section 3.2
Expanded Indication	Section 8.3(a)
Field Expansion Exercise Period	Section 2.8(a)
Field Expansion Expiry Date	Section 2.8(a)
Field Expansion Negotiation Period	Section 2.8(a)
Field Expansion ROFN	Section 2.8(a)
Field Expansion Transaction	Section 2.8(a)
Force Majeure Event	Section 15.1
ICC	Section 14.3(a)
Incremental Taxes	Section 8.9(b)
Indemnified Party	Section 12.3
Indemnifying Party	Section 12.3
Indirect Tax	Section 8.9(a)
JCC	Section 3.4
JDC	Section 3.3
Ji Xing	Preamble
Ji Xing Indemnitee(s)	Section 12.2
Joint Commercialization Committee	Section 3.4
Joint Development Committee	Section 3.3
Joint Other Inventions	Section 9.1(a)(ii)
Joint Other Patents	Section 9.2(a)
Joint Steering Committee	Section 3.2

JSC	Section 3.2
License	Section 2.1(b)
Losses	Section 12.1
[ * ]	[ * ]
OC-01 Compound	Section 1.18
OC-01 Initial Technology Transfer	Section 4.4(a)
[ * ]	[ * ]
OC-02 Compound	Section 1.18
OC-02 Initial Technology Transfer	Section 4.4(b)
Oyster Point	Preamble
Oyster Point Indemnitee(s)	Section 12.1
Oyster Point Trademarks	Section 9.6(b)
Parties	Preamble
Party	Preamble
Pharmacovigilance Agreement	Section 5.6
Prior CDA	Section 10.6
Product Infringement	Section 9.3(b)
Product Marks	Section 9.6(a)
Region	Section 1.74
Remedial Action	Section 5.9
Royalty Term	Section 8.5(b)
[ * ]	[ * ]
SEC	Section 10.5(b)
[ * ]	[ * ]
Sole Other Inventions	Section 9.1(a)(ii)
Subscription Agreement	Section 8.2
Supply Agreement	Section 6.3
Target Entity	Section 1.3
Term	Section 13.1(a)
Third Party IP	Section 2.10(a)
Upstream Licensor	Section 1.77

Article 2
LICENSES

2.1License Grant to Ji Xing. Subject to the terms and conditions of this Agreement, Oyster Point hereby grants to Ji Xing:
(a)an exclusive (even as to Oyster Point but subject to Oyster Point’s retained rights as set forth in Section 2.3) royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Licensed IP to Develop, use, import, sell, offer for sale and otherwise Commercialize the Compounds and Products in the Field in the Territory; and
(b)a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Manufacturing Technology to (i) Manufacture the Compounds and Products in the Territory, and (ii) Manufacture the [ * ], in each case of ((i) and (ii)), solely for the purposes set forth in Section 2.1(a) ((Section 2.1(a) and Section 2.1(b)) collectively, the “License”).
The License with respect to the OC-01 Compound and the OC-01 Products shall be referred to as the “OC-01 License”, and the License with respect to the OC-02 Compound and the OC-02 Products shall be referred to as the “OC-02 License”. For clarity, the foregoing License does not include any right for Ji Xing to [ * ].
2.2Right to Sublicense.
(a)Subject to the terms and conditions of this Agreement, Ji Xing shall have the right to grant sublicenses of the license granted to it under Section 2.1, (i) to any Affiliate [ * ], provided that [ * ]; and (ii) from [ * ], which shall require [ * ].
(b)Each sublicense under the Licensed IP or Manufacturing Technology shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement and any [ * ]. Without limiting the foregoing, each sublicense shall [ * ]. Ji Xing shall provide a copy of each sublicense agreement to Oyster Point within [ * ] after the grant of a sublicense, provided that Ji Xing shall be permitted to redact sensitive or proprietary information from any such agreement which terms are not necessary for Oyster Point to confirm Ji Xing’s compliance with its obligations hereunder, and such sublicense agreement shall be treated as Ji Xing’s Confidential Information. Ji Xing shall remain directly responsible for all of its obligations under this Agreement, including without limitation those that have been delegated or sublicensed to any sublicensee. Any sublicensee conduct, act, omission or state of affairs that would have constituted a breach of this Agreement shall be imputed to Ji Xing and deemed a breach of this Agreement as if such conduct, act, omission or state of affairs had been directly attributable to Ji Xing. Ji Xing shall not grant a sublicense to any sublicensee that has been debarred or disqualified by a Regulatory Authority.
2.3Oyster Point Retained Rights. Notwithstanding the exclusive license granted to Ji Xing under Section 2.1(a), Oyster Point hereby expressly retains (a) the rights to use the Licensed IP and Manufacturing Technology in the Field in the Territory to perform its obligations under this Agreement, and (b) the non-exclusive right to Manufacture and have Manufactured the Compounds and the Products in the Territory. For clarity, Oyster Point retains the exclusive right to practice, license and otherwise exploit the Licensed IP and Manufacturing Technology outside the scope of the license granted to Ji Xing under Section 2.1, including the exclusive right (i) to Develop, Manufacture and Commercialize the Products (A) outside of the

Field in the Territory and (B) for all uses and fields outside the Territory, and (ii) to Manufacture and have Manufactured the Device anywhere in the world.
2.4License Grant to Oyster Point. Subject to the terms and conditions of this Agreement, Ji Xing hereby grants to Oyster Point a perpetual, irrevocable, fully paid-up, royalty-free, and non-exclusive license, including the right to sublicense (through multiple tiers), under all Ji Xing Background IP (a) [ * ], and (b) [ * ].
2.5No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other right or interest, by implication or otherwise, under any Know-How, Patent or other intellectual property of the other Party. Ji Xing shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Licensed IP or Manufacturing Technology outside the scope of the license granted by Oyster Point to Ji Xing under Section 2.1 of this Agreement.
2.6No Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory or to any Third Party that such Party knows (or reasonably should know after due inquiry) has previously exported or is likely to export the Products to the other Party’s territory. Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of such Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. [ * ].
2.7Non-Compete.
(a)During the Term, neither Ji Xing nor any of its Affiliates shall, directly or indirectly with one or more Third Party(ies), develop, manufacture or Commercialize any product (other than the Product) that [ * ] (each a “Competing Product”) in the Field anywhere in the world, or [ * ].
(b)During the Term, subject to Section 2.8(b), neither Oyster Point nor any of its Affiliates shall, directly or indirectly with one or more Third Party(ies), Commercialize any Competing Product in the Field in the Territory, or [ * ]. For clarity, [ * ].
(c)An Acquirer and other Acquiring Organization of a Party shall not be obligated to comply with the covenants in Section 2.7(a) or Section 2.7(b), as applicable, so long as [ * ].
2.8Right of First Negotiation.
(a)Field Expansion Transaction. Oyster Point hereby grants to Ji Xing a right of negotiation (the “Field Expansion ROFN”) to obtain a license to Commercialize the

Products in the Territory in indications or uses outside the Field (“Field Expansion Transaction”) as follows. If during the Term, Oyster Point intends to, either by itself or any of its Affiliates or in collaboration with a Third Party, Commercialize a Product [ * ] in the Territory in indications or uses other than the Field ([ * ]), Oyster Point shall notify Ji Xing of such intention in writing prior to engaging in or commencing discussions or negotiations with any Third Party regarding such Field Expansion Transaction, and the indication(s) or use(es) for such Field Expansion Transaction. Ji Xing may exercise the Field Expansion ROFN by notifying Oyster Point in writing within [ * ] after receiving Oyster Point’s notice (the “Field Expansion Exercise Period”), and upon Ji Xing’s exercise of the Field Expansion ROFN, the Parties shall negotiate exclusively in good faith for [ * ] (the “Field Expansion Negotiation Period”) the terms of a binding written agreement or an amendment to this Agreement that grants Ji Xing the right to Develop, Manufacture, and Commercialize the Products in the Territory in such indication(s) or use(es). If Ji Xing does not exercise the Field Expansion ROFN within the Field Expansion Exercise Period, or the Parties fail to reach a binding agreement during the Field Expansion Negotiation Period, then the Field Expansion ROFN with respect to such indication(s) or use(es) shall expire, as applicable, [ * ] (such date, the “Field Expansion Expiry Date”), and Oyster Point and its Affiliates shall be free to pursue such Field Expansion Transaction directly or with any Third Party, provided that [ * ]. For clarity, Ji Xing’s Field Expansion ROFN shall be for the Territory only, and does not include any transaction that Oyster Point enters into with a Third Party to Develop, Manufacture, or Commercialize the Products in indications or uses outside the Field in any country or jurisdiction outside the Territory, which Oyster Point may enter into with such Third Party without notifying or negotiating with Ji Xing first. Further, [ * ].
(b)Competing Product Transaction. On a Competing Product-by-Competing Product basis, Oyster Point hereby grants to Ji Xing a right of negotiation (the “Competing Product ROFN”) to obtain a license to Commercialize a Competing Product in the Field in the Territory (“Competing Product Transaction”) as follows. If during the Term Oyster Point intends to, either by itself or any of its Affiliates, or in collaboration with a Third Party, Commercialize a Competing Product in the Field in the Territory [ * ], Oyster Point shall notify Ji Xing of such intention in writing prior to Commercializing the Competing Product in the Territory or commencing discussions or negotiations with any Third Party regarding the Competing Product Transaction. Ji Xing may exercise the Competing Product ROFN by notifying Oyster Point in writing within [ * ] after receiving Oyster Point’s notice (the “Competing Product Exercise Period”), and upon Ji Xing’s exercise of the Competing Product ROFN, the Parties shall negotiate exclusively in good faith for [ * ] (the “Competing Product Negotiation Period”) the terms of a binding written agreement for the Competing Product Transaction. If Ji Xing does not exercise the Competing Product ROFN within the Competing Product Exercise Period, or the Parties fail to reach a binding agreement during the Competing Product Negotiation Period, then the Competing Product ROFN shall expire, as applicable, on [ * ] (such date, the “Competing Product Expiry Date”), and (i) Oyster Point and its Affiliates shall be free to Commercialize the Competing Product in the Territory or pursue the Competing Product Transaction directly or with any Third Party, provided that [ * ] and (ii) [ * ] . For clarity, Ji Xing’s Competing Product ROFN shall be for the Territory only, and shall not apply to any transaction that Oyster Point enters into with a Third Party to Commercialize the Competing

Product in the Field in any country or jurisdiction outside the Territory, which Oyster Point may enter into with such Third Party without notifying or negotiating with Ji Xing first. Further, [ * ].
2.9Performance by Subcontractors. Subject to the terms and conditions of this Agreement, Ji Xing may engage subcontractors for purposes of conducting Development, Manufacture, Commercialization and other activities for Ji Xing under this Agreement, provided that any such subcontractor is bound by a written agreement that is consistent with the terms and conditions of this Agreement ([ * ]). Through the appropriate Committee, Ji Xing shall [ * ]. Ji Xing shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor, and shall be directly responsible for the performance of its subcontractors.
2.10Future Third Party In-License.
(a)During the Term, if either Party becomes aware of any Patent or Know-How owned or controlled by a Third Party that is [ * ] for the Development, Manufacture or Commercialization of any Compound or Product in the Field (such Patent or Know-How, “Third Party IP”), then such Party shall notify the other Party in writing of such Third Party IP, along with (where reasonably practical) a proposal of the terms upon which such Third Party IP are available to license or acquire for use in connection with the applicable Compound or Product. The Parties shall determine, [ * ], whether or not to seek a license under or to acquire such Third Party IP for purposes of Developing, Manufacturing or Commercializing such Compound or Product [ * ].
(b)If the Parties determine to seek such a license or acquisition [ * ] or Oyster Point determines, [ * ], to seek such a license or acquisition [ * ], then [ * ], provided that (i) [ * ], (ii) [ * ], and (iii) [ * ] (A) [ * ]; and (B) [ * ].
(c)If [ * ], then Ji Xing shall have the right to [ * ], and Oyster Point shall have the right to [ * ].
(d)If the Parties determine, [ * ], that such Third Party IP is [ * ] for a Compound or Product [ * ], then [ * ].
Article 3
GOVERNANCE

3.1Alliance Managers. Within [ * ] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties and raise cross-Party and/or cross-functional issues in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Party.

3.2Joint Steering Committee. The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to manage the overall collaboration of the Parties under this Agreement, which committee shall include the [ * ] and the [ * ] (the “Executive Officers”). The JSC shall in particular (a) review and discuss the overall strategy for the Development, Manufacture and Commercialization of the Products in the Field in the Territory; (b) provide a forum for the discussion and coordination of the Parties’ activities under this Agreement; (c) direct and oversee the operation of the JDC, JCC (if applicable) and any other joint subcommittee established by JSC, including resolving any disputed matter of the JDC, JCC (if applicable) and other joint subcommittees; (d) establish other joint subcommittees as necessary or advisable to further the purpose of this Agreement; and (e) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
3.3Joint Development Committee. The Parties hereby establish a joint development committee (the “Joint Development Committee” or the “JDC”) to oversee the Development of the Products in the Field in the Territory under this Agreement, which committee shall be comprised of [ * ] from each Party. Each Party shall appoint its JDC representatives within [ * ] after the Effective Date. The JDC shall in particular: (a) review, discuss and approve the Development Plan and amendments thereto; (b) review and discuss the progress and results of the Development of the Products in the Field in the Territory; (c) provide a forum for and facilitate communications between the Parties with respect to the Development of the Product; (d) coordinate efforts and activities on the Manufacturing and supply of the Compounds by or on behalf of Oyster Point under this Agreement or the Supply Agreement, if any; and (e) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development of the Product, as directed by the JSC.
3.4Joint Commercialization Committee. The JSC shall have the authority as it deems necessary to establish a joint Commercialization committee (the “Joint Commercialization Committee” or the “JCC”) to oversee and coordinate the Commercialization activities of the Products in the Field in the Territory under this Agreement. If established by the JSC, the JCC shall in particular: (a) review and discuss the Commercialization Plan and amendments thereto; (b) review and discuss the progress and results of the Commercialization of the Products in the Field in the Territory; (c) provide a forum for and facilitate communications between the Parties with respect to the Commercialization of the Products in the Field; and (d) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Commercialization of the Product, as directed by the JSC.
3.5Limitation of Authority. Each Committee shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.6Committee Members. Each Party’s representatives on the Committees shall be an officer or employee of the applicable Party or its Affiliates ([ * ]) having sufficient seniority within such Party to make decisions arising within the scope of the applicable Committee’s responsibilities. Each Party may replace its representatives on any Committee upon written notice to the other Party. Each Party shall appoint one of its representatives on each Committee to act as a co-chairperson of such Committee.
3.7Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [ * ]. Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party. Meetings of any Committee may be held in person, by audio or video teleconference. In-person Committee meetings shall be held at locations selected alternatively by the Parties. The co-chairpersons of the applicable Committee shall jointly prepare the agenda and minutes for each Committee meeting. Each Party shall be responsible for all of its own expenses of participating in the Committee meetings. No action taken at any Committee meeting shall be effective unless [ * ] is participating in such Committee meeting.
3.8Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend any Committee meeting in a nonvoting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
3.9Decision-Making. All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one vote. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JCC (if applicable) or any subcommittee established by the JSC, the representatives of the Parties on such Committee cannot reach an unanimous decision as to such matter within [ * ] after a Party has requested resolution of such matter by such Committee, such matter shall be referred to the JSC for resolution. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC (including any matter referred to the JSC by the JDC, JCC (if applicable) or any subcommittee established by the JSC), the representatives of the Parties on the JSC cannot reach an unanimous decision as to such matter within [ * ] after a Party has requested resolution of such matter by the JSC, then:
(a)[ * ]; and
(b)[ * ].
(c)[ * ]:
(i)[ * ]; or
(ii)[ * ].

3.10Discontinuation of Committees. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband such Committee; or (b) [ * ]. Once the Parties mutually agree or [ * ] to disband any Committee, such Committee shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement, and decisions of such Committee shall be decisions as between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 3.9 and other terms and conditions of this Agreement.
Article 4
DEVELOPMENT

4.1General. Subject to the terms and conditions of this Agreement, Ji Xing shall be responsible for the Development of the Products in the Field in the Territory, including the performance of Clinical Trials of the Products in the Field in the Territory necessary for Regulatory Approval. Ji Xing shall be solely responsible for all the costs and expenses it incurs to Develop the Products in the Territory.
4.2Development Diligence. Ji Xing shall, directly or through one or more Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approval for at least one OC-01 Product and at least one OC-02 Product in the Field in [ * ].
4.3Development Plan. All Development of the Products by or on behalf of Ji Xing under this Agreement shall be conducted pursuant to a comprehensive written Development plan that sets [ * ] (the “Development Plan”). Within a reasonable period following the Effective Date, Ji Xing shall present a draft of the initial Development Plan to the JDC for review, discussion and approval. Once approved by the JDC, such Development Plan shall become effective. From time to time, [ * ], Ji Xing shall propose updates or amendments to the Development Plan in consultation with Oyster Point and submit such proposed updated or amended plan to the JDC for review, discussion and approval, including [ * ]. Once approved by the JDC, the updated or amended Development Plan shall become effective.
4.4Technology Transfer.
(a)Within [ * ] after the Effective Date, Oyster Point shall, at Oyster Point’s cost, provide Ji Xing with access (via transfer of electronic records) to, to the best of Oyster Point’s knowledge, all Licensed Know-How [ * ] and Regulatory Materials that exist as of the Effective Date with respect to the OC-01 Compound or OC-01 Products (the “OC-01 Initial Technology Transfer”). Oyster Point shall provide the Licensed Know-How and Regulatory Materials [ * ]. Ji Xing may request Oyster Point to provide additional information regarding such Licensed Know-How or Regulatory Materials that Ji Xing reasonably believes is missing or is otherwise necessary or reasonably useful for Ji Xing’s exploitation of the disclosed Licensed Know-How or Regulatory Materials solely within the scope of the OC-01 License granted in

Section 2.1, and Oyster Point shall provide such additional information or materials as promptly as practicable but in any event within [ * ] after the receipt of such request. The OC-01 Initial Technology Transfer shall be deemed completed [ * ]. As part of the OC-01 Initial Technology Transfer, Oyster Point shall provide Ji Xing with reasonable technical and regulatory assistance to help Ji Xing to understand and use such Licensed Know-How or Regulatory Materials in connection with the Development of the OC-01 Products, including reasonable access to Oyster Point’s personnel involved in the research and Development of the OC-01 Products. Ji Xing shall [ * ], except [ * ].
(b)[ * ] with respect to the OC-02 Products and [ * ], Oyster Point shall promptly [ * ] provide Ji Xing with access (via transfer of electronic records) to, to the best of Oyster Point’s knowledge, all Licensed Know-How ([ * ]) and Regulatory Materials then exist with respect to the OC-02 Compound or OC-02 Products (the “OC-02 Initial Technology Transfer”). Oyster Point shall provide the Licensed Know-How and Regulatory Materials [ * ]. Ji Xing may request Oyster Point to provide additional information Ji Xing regarding such Licensed Know-How or Regulatory Materials that Ji Xing reasonably believes is missing or is otherwise necessary or reasonably useful for Ji Xing’s exploitation of the disclosed Licensed Know-How or Regulatory Materials solely within the scope of the OC-02 License granted in Section 2.1, and Oyster Point shall provide such additional information or materials as promptly as practicable but in any event within [ * ] after the receipt of such request. As part of the OC-02 Initial Technology Transfer, Oyster Point shall provide Ji Xing with reasonable technical and regulatory assistance to help Ji Xing to understand and use such Licensed Know-How or Regulatory Materials in connection with the Development of the OC-02 Products, including reasonable access to Oyster Point’s personnel involved in the research and Development of the OC-02 Products. Ji Xing shall [ * ], except [ * ].
(c)During the Term, each Party shall keep the other Party reasonably informed as to Know-How or Regulatory Materials that comes into such Party’s Control (including any data resulting from the Development of the Products conducted by such Party in the Field in its territory). Each Party shall provide the other Party with reasonable technical and regulatory assistance to help such other Party to understand and use such Know-How and Regulatory Materials in connection with the Development of the Products in the Field in such other Party’s territory, including reasonable access to such Party’s personnel involved in the research and Development of the Products. The Party receiving such assistance shall [ * ].
4.5Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.6, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, CRFs, analysis plans) generated from its Development of the Products in the Field in its territory, in each case that is Controlled by such Party and to the extent permitted under Applicable Laws. Ji Xing shall have the right to use the data provided by Oyster Point for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Products in the Field in the Territory. Oyster Point shall have the right to use the data provided by Ji Xing for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Products outside the Territory.

4.6Development Records. Ji Xing shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of Ji Xing hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Ji Xing shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and applicable national and international guidelines (e.g., GCP and GLP). Oyster Point shall have the right to review and copy such records maintained by Ji Xing at reasonable times and to use such records and obtain access to the originals for its research and development activities and regulatory and patent purposes or for other legal proceedings.
4.7Development Reports. Ji Xing shall keep Oyster Point reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development of the Products. Without limiting the foregoing, the status, progress and results of the Development of the Products in the Territory shall be discussed at meetings of the JDC. At least [ * ] before each regularly scheduled JDC meeting, Ji Xing shall provide the JDC with a written report summarizing its Development activities and the results thereof, [ * ]. In addition, Ji Xing shall make available to Oyster Point such additional information about its Development activities as may be reasonably requested by Oyster Point from time to time.
Article 5
REGULATORY

5.1General. The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals of the Products in the Field in each Region in the Territory. Ji Xing shall be responsible for obtaining and maintaining Regulatory Approvals of the Products in the Field in the Territory, at Ji Xing’s own cost and expense and in accordance with the regulatory strategy set forth in the Development Plan. Through the JDC, Ji Xing shall keep Oyster Point informed of regulatory developments related to the Products in the Territory, including any decision by any Regulatory Authority in the Territory regarding the Products.
5.2Regulatory Approval Holder. Subject to Applicable Laws, Ji Xing shall apply for Regulatory Approvals of the Products in the Field in each Region in the Territory in its own name, and Ji Xing (or an Affiliate or a permitted sublicensee of Ji Xing) shall be named as the holder of such Regulatory Approvals in the Territory. Oyster Point shall reasonably cooperate with Ji Xing, at Ji Xing’s expense, to enable Ji Xing (or an Affiliate or a sublicensee of Ji Xing) to acquire and hold any or all such Regulatory Approvals and Regulatory Materials in the Territory, provided, however, that if Applicable Laws in the Territory or any Region thereof do not allow Ji Xing (or an Affiliate or a permitted sublicensee of Ji Xing) to hold Regulatory Approvals or Regulatory Materials for the Products in the Field in the Territory or in a particular Region, then during the Term Oyster Point (a) [ * ], (b) [ * ], and (c) [ * ].
5.3Regulatory Materials. Ji Xing shall provide Oyster Point with drafts of all material Regulatory Materials a reasonable time (to the extent reasonably practicable, no less than [ * ]) prior to submission for review and comment, and shall consider in good faith reasonable comments received from Oyster Point no later than [ * ] prior to submission. [ * ]. In addition, Ji Xing shall notify Oyster Point of any material Regulatory Materials submitted to or received from any Regulatory Authority in the Territory and shall provide Oyster Point with copies thereof within [ * ] after submission or receipt, and shall notify Oyster Point of any other material communication with any Regulatory Authority in the Territory within [ * ] after such communication. [ * ]. Upon Ji Xing’s request and at Ji Xing’s cost, Oyster Point shall reasonably assist Ji Xing in addressing any additional requirements requested by any Regulatory Authority in the Territory within a reasonable time (depending on the events), including providing existing supplementary data or documentation.
5.4Regulatory Meetings. Ji Xing shall provide Oyster Point with reasonable (to the extent reasonably practicable, no less than [ * ] advance notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Products. Ji Xing shall lead such meeting or discussion; provided, however, that if [ * ].
5.5Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Products submitted by or on behalf of such Party. Ji Xing may use such right of reference to Oyster Point’s Regulatory Materials for the purpose of obtaining and maintaining Regulatory Approval of the Products in the Field in the Territory. Oyster Point may use such right of reference to Ji Xing’s Regulatory Materials for the purpose of obtaining and maintaining Regulatory Approval of the Products outside the Territory.
5.6Adverse Events Reporting; Quality. Promptly following the Effective Date, but in any event no later than [ * ], the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Oyster Point shall establish and maintain the global safety database for the Products. Each Party shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Products in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Products, in each case at its own cost and to the extent required by the Applicable Laws. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.
5.7Regulatory Audits and Inspection. Upon reasonable advance notice (at least [ * ]), Oyster Point or its representatives reasonably acceptable to Ji Xing shall have the right to audit [ * ]. Such audit may not be conducted [ * ] and shall take place during regular business hours of the audited party in a manner that does not interfere with the audited party’s normal business operations and shall be conducted under obligations of confidentiality. [ * ]. Ji Xing shall also permit the Regulatory Authorities outside the Territory to conduct audits and inspections of Ji Xing, [ * ] relating to the Products, and shall [ * ].

5.8No Harmful Actions. If Oyster Point believes that Ji Xing is taking or intends to take any action with respect to any Product that could have a material adverse impact on such Product outside the Territory, Oyster Point shall have the right to bring the matter to the attention of the JDC, and the Parties shall promptly meet to discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree, (a) Ji Xing shall not communicate with any Regulatory Authority outside the Territory regarding any Product, unless so ordered by such Regulatory Authority, in which case Ji Xing shall immediately notify Oyster Point of such order; and (b) Ji Xing shall not submit any Regulatory Materials or seek Regulatory Approvals for any Product outside the Territory.
5.9Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Ji Xing shall have [ * ] with respect to any matters relating to any Remedial Action in the Territory, including [ * ]. The cost and expenses of any Remedial Action in the Territory shall be [ * ]. Ji Xing shall, and shall ensure that its Affiliates and sublicensees shall, maintain adequate records to permit Ji Xing to trace the distribution, sale and use of the Products in the Territory.
Article 6
MANUFACTURE AND SUPPLY

6.1Ji Xing’s Manufacturing Rights. Subject to the remaining sections of this Article 6, Ji Xing may, at its own discretion, Manufacture or have Manufactured, the Compounds and the Products for its, its Affiliates, and its and their Sublicensees’ requirements in the Field in the Territory.
6.2Manufacture Technology Transfer. At Ji Xing’s reasonable request, [ * ], the Parties shall agree on a manufacturing technology transfer plan, pursuant to which Oyster Point shall provide [ * ]. Upon reasonable request from Ji Xing, Oyster Point shall also provide to Ji Xing all necessary assistance in connection with such manufacturing technology transfer for Ji Xing, or an Affiliate or the CMO selected by Ji Xing to Manufacture [ * ] in a reasonably similar manner as Oyster Point, its Affiliate or a CMO of Oyster Point Manufactures [ * ] for Ji Xing. Ji Xing shall reimburse Oyster Point for [ * ].
6.3Oyster Point’s Supply Obligations. Notwithstanding Ji Xing’s rights to Manufacture the Compounds and the Products, within [ * ] after the Effective Date, the Parties shall enter into one or more supply agreements (the “Supply Agreement”), pursuant to which Oyster Point shall, through the applicable Oyster Point CMO, Manufacture and supply (a) the drug substance of each of the OC-01 Compound [ * ] and the OC-02 Compound [ * ], and (b) the finished product of each of the OC-01 Product and the OC-02 Product [ * ], in each case, for Ji Xing’s use solely for the conduct of Clinical Trials for the Products in the Field in the Territory [ * ].

6.4[ * ]. Oyster Point shall [ * ] and shall provide to [ * ]. Ji Xing may [ * ], provided that Ji Xing shall be solely responsible for [ * ]. For clarity, Ji Xing may, [ * ]
Article 7
COMMERCIALIZATION

7.1General. Subject to the terms and conditions of this Agreement, Ji Xing shall, either by itself or through its Affiliates, sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Products in the Field in the Territory, at Ji Xing’s own cost and expense, including developing and executing a commercial launch plan, product marketing and promotion, marketing access and pricing strategy, negotiating with applicable Governmental Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer support (including handling medical queries), and performing other related functions, subject to the terms of this Agreement, including Section 7.6.
7.2Commercialization Diligence. Subject to the receipt of the applicable Regulatory Approval, Ji Xing shall use Commercially Reasonable Efforts to Commercialize at least one OC-01 Product and at least one OC-02 Product in the Field in [ * ]. Without limiting the foregoing, (a) [ * ]; and (b) [ * ].
7.3Commercialization Plan. No later than [ * ], Ji Xing shall submit to the JCC (if established by the JSC) for review and discussion (or to Oyster Point for review and comment) a written Commercialization plan that [ * ] (the “Commercialization Plan”). Thereafter, from time to time, [ * ], Ji Xing shall prepare updates or amendments to the Commercialization Plan to reflect changes in such plans, [ * ] such plan and activities, and submit such updated or amended plan to JCC for review and discussion (or to Oyster Point for review and comment) before adopting such update or amendment. For clarity, [ * ]. Ji Xing shall Commercialize such Product in the Territory in accordance with the Commercialization Plan.
7.4Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Products across their territories. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and product positioning. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of any Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.
7.5Marketing Materials. Upon Ji Xing’s reasonable request, Oyster Point shall provide Ji Xing with copies of Marketing Materials. Subject to the terms and conditions of this Agreement, Oyster Point shall grant Ji Xing the rights and licenses to use, display, and distribute such Marketing Materials in connection with the Commercialization of the Products in the Field in the Territory, such right shall [ * ]. Ji Xing shall Commercialize the Products, including conducting marketing and advertisement activities, in accordance with Applicable Laws and shall not [ * ] that are (a) [ * ], and (b) [ * ].

7.6Pricing. Ji Xing shall advise Oyster Point of its proposed pricing for the Products in each Region in advance of commencing price discussions with Regulatory Authorities or other parties involved in reimbursement decisions. Ji Xing shall consider in good faith any comments received from Oyster Point with respect to pricing of the Products and shall keep Oyster Point reasonably informed on the status of any application for pricing or reimbursement approval for the Products in any Region in the Territory, including any discussion with Regulatory Authority with respect thereto. [ * ].
7.7Commercialization Reports. Ji Xing shall keep Oyster Point reasonably informed of its, its Affiliates’ and sublicensees’ Commercialization activities with respect to the Products. Without limiting the foregoing, Ji Xing shall provide Oyster Point or if established by the JSC, the JCC, with a Commercialization report [ * ] regarding the Commercialization activities with respect to all Products in the Territory. Each Commercialization report shall summarize (a) [ * ], and (b) [ * ]. In addition, Ji Xing shall make available to Oyster Point such additional information about its Commercialization activities as may be reasonably requested by Oyster Point from time to time.
Article 8
PAYMENTS AND MILESTONES

8.1Upfront Payment. In partial consideration of [ * ], Ji Xing shall pay to Oyster Point a one-time, non-refundable and non-creditable upfront payment of seventeen million five hundred thousand Dollars ($17,500,000), which shall be [ * ].
8.2Issuance of Senior Common Shares. In partial consideration of [ * ], concurrently with the execution of this Agreement, Oyster Point and Ji Xing Cayman shall enter into a Senior Common Share Subscription Agreement in substantially the form attached hereto as Exhibit C (the “Subscription Agreement”), pursuant to which, subject to the terms and conditions set forth in the Subscription Agreement, Ji Xing Cayman shall issue to Oyster Point, up to [ * ], representing three fourths of one percent (0.75%) of all outstanding equity securities of [ * ] on a fully-diluted basis as of the date hereof (the “Equity Consideration”), with [ * ] to be issued within [ * ] of the Effective Date and [ * ] to be issued within [ * ] after [ * ].
8.3Development Milestones Payments.
(a)Milestone Events. Subject to the remainder of this Section 8.3, Ji Xing shall pay to Oyster Point the following one-time, non-refundable and non-creditable Development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event:

Development Milestones for OC-01 Products
Development Milestone Event	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Development Milestones for OC-02 Products
Development Milestone Event	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(b)Milestone Conditions. Each milestone payment set forth above shall be due and payable only once for each of OC-01 Products and OC-02 Products, regardless of how many times such milestone event is achieved and/or the number of OC-01 Products or OC-02 Products, as applicable, that achieves such milestone event. The aggregate milestone payments under this Section 8.3 shall not exceed [ * ]. Each milestone payment set forth above shall be due and payable [ * ]. In the event that the Phase 3 Milestone has not been achieved at the time of achievement of the Approval Milestone, then the skipped Phase 3 Milestone shall be deemed achieved at the time of achievement of the Approval Milestone.
(c)Notice and Payment. For milestones set forth above [ * ], Oyster Point shall notify Ji Xing in writing within [ * ] after the first achievement of such milestone. For milestones set forth above [ * ], Ji Xing shall notify Oyster Point in writing within [ * ] after the first achievement of such milestone; provided, however, that in each case, failure to notify a Party shall be without prejudice to Ji Xing’s obligation to make the corresponding milestone payment. Oyster Point shall [ * ], and Ji Xing shall make the corresponding milestone payment to Oyster Point within [ * ].
8.4Sales Milestone Payments.
(a)Milestone Events. Subject to the remainder of this Section 8.4, Ji Xing shall pay to Oyster Point the following one-time, non-refundable and non-creditable sales milestone payments set forth in the table below when the aggregated annual Net Sales of all OC-01 Products or all OC-02 Products sold in the Territory first reach the corresponding threshold value indicated below.

Aggregate annual Net Sale of all OC-01 Products in the Territory	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
Total OC-01 Sales Milestone Payments	[ * ]

Aggregate annual Net Sale of all OC-02 Products in the Territory	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
Total OC-02 Sales Milestone Payments	[ * ]

(b)Milestone Conditions. Each sales milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved. The aggregate milestone payments under this Section 8.4 shall not exceed [ * ]. For clarity, the sales milestone payments in this Section 8.4 are additive, such that if more than one sales milestone set forth above is achieved in the same time period, then the milestone payments for all such sales milestones shall be payable.
(c)Notice and Payment. As part of the royalty report in Section 8.5(d), Ji Xing shall provide written notice to Oyster Point if the aggregated annual Net Sales of the OC-01 Products or the OC-02 Products in the Territory first reaches any threshold value set forth in Section 8.4(a) above during the time period to which such report pertains. [ * ] the delivery of the applicable quarterly report stating a sales milestone has been achieved, Oyster Point shall [ * ], and Ji Xing shall pay to Oyster Point the corresponding milestone payments within [ * ].
8.5Royalty Payments.
(a)Royalty Rates. Subject to the remainder of this Section 8.5, Ji Xing shall make quarterly royalty payments to Oyster Point on the Net Sales of all Products sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of all Products sold in the Territory in the applicable Calendar Year.

For that portion of annual aggregate Net Sales of all Products in the Territory	Royalty Rate
1)less than or equal to [ * ]	[ * ]
1)greater than [ * ] but less than or equal to [ * ]	[ * ]
1)greater than [ * ] but less than or equal to [ * ]	[ * ]
1)greater than [ * ] but less than or equal to [ * ]	[ * ]
1)greater than [ * ] but less than or equal to [ * ]	[ * ]
1)greater than [ * ]	[ * ]

(b)Royalty Term. Ji Xing’s obligation to pay royalties pursuant to this Section 8.5 shall, on a Product-by-Product and Region-by-Region basis, commence upon the First Commercial Sale of such Product, and continue until the latest of (i) [ * ]; (ii) [ * ]; and (iii) [ * ] (the “Royalty Term”).
(c)Royalty Reductions.
(i)If a Product is generating Net Sales in a Region in a Calendar Quarter during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patent in such Region that [ * ], then, subject to Section 8.5(c)(iv), the royalty rate otherwise applicable to the Net Sales of such Product in such Region in such Calendar Quarter shall be reduced by [ * ].
(ii)If a Product is generating Net Sales in a Region in a Calendar Quarter during the applicable Royalty Term at a time when one or more Generic Product(s) with respect to such Product is being sold in such Region, then the royalty rate applicable to Net Sales of such Product in such Region in such Calendar Quarter shall be reduced as follows:
(1)by [ * ] in the event that in any Calendar Quarter the market share(s) of such Generic Product(s), in the aggregate, by unit equivalent volume in such Region, [ * ] of the market share of such Product in such Region; and
(2)by [ * ] in the event that in any Calendar Quarter the market share(s) of such Generic Product(s), in the aggregate, by unit equivalent volume in such Region, [ * ] of the market share of such Product in such Region;
in each case of ((1) and (2)) only for so long as the Generic Product(s) with respect to such Product is being sold in such Region with the applicable market share. Market share data shall be based on [ * ].

(iii)If, on a Product-by-Product and Region-by-Region basis, Ji Xing [ * ] determines, [ * ], it is necessary to obtain a license or other right from any Third Party under any Third Party IP in order to Develop, Manufacture or Commercialize any Product in the Field in the Territory, provided Ji Xing [ * ], Ji Xing shall have the right to deduct up to [ * ] of the royalties paid to such Third Party by Ji Xing in a Calendar Quarter from royalties otherwise due and payable by Ji Xing to Oyster Point under this Agreement in such Calendar Quarter, subject to Section 8.5(c)(iv).
(iv)Notwithstanding the foregoing, in no event shall the operation of Section 8.5(c)(i) through Section 8.5(c)(iii), individually or in combination, reduce the royalties paid to Oyster Point with respect to the Net Sales of any Product in any Region in the Territory in any Calendar Quarter to less than [ * ] of the amount that would otherwise have been due pursuant to Section 8.5(a) with respect to such Net Sales.
(d)Royalty Report and Payment. Commencing with the first Calendar Quarter in which there are any Net Sales of any Product anywhere in the Territory, Ji Xing shall [ * ]. Within [ * ] after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there are any Net Sales of any Product anywhere in the Territory, Ji Xing shall provide Oyster Point with a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and Region-by-Region basis: (i) [ * ], (ii) [ * ], (iii) [ * ], and (iv) [ * ]. [ * ] the delivery of the applicable quarterly report, Oyster Point shall [ * ] and Ji Xing shall pay such amounts to Oyster Point within [ * ].
8.6Currency; Exchange Rate. All payments to be made by Ji Xing to Oyster Point under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Oyster Point. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made [ * ].
8.7Late Payments. Time is of the essence in respect of all payment obligations of Ji Xing under this Agreement. In addition, if either Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [ * ], or the maximum rate allowable by Applicable Laws, whichever is less.
8.8Financial Records and Audits. Ji Xing shall (and shall ensure that its Affiliates and sublicensees shall) maintain complete and accurate records in accordance with GAAP and in sufficient detail to permit Oyster Point to confirm the accuracy of Net Sales reported by Ji Xing and amounts payable under this Agreement. Upon no less than [ * ]s prior notice, such records shall be open for examination, during regular business hours, for a period of [ * ] from the creation of individual records, and not more often than [ * ], by [ * ]. Oyster Point shall bear the cost of such audit unless such audit reveals an underpayment by Ji Xing of more than [ * ] of the amount actually due for the time period being audited, in which case Ji Xing shall reimburse Oyster Point for the costs of such audit. Ji Xing shall pay to Oyster Point any underpayment discovered by such audit within [ * ] after the accountant’s report, plus interest (as set forth in Section 8.7) from the original due date. [ * ].

8.9Taxes.
(a)[ * ]. In the event that (i) Ji Xing is required, under Applicable Laws, to withhold any deduction or tax from any payment due to Oyster Point under this Agreement, or (ii) any transfer, documentary, sales use, stamp, registration, consumption, goods and services, value added, VAT or other similar tax (each an “Indirect Tax”) is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement, Ji Xing shall [ * ]; provided, however, that [ * ]. Each Party agrees to cooperate with the other Party in claiming exemptions from or reductions to such deductions, withholdings or taxes under any agreement or treaty from time to time in effect, and to the extent permitted by Applicable Laws, recover such deductions, withholdings or taxes. For clarity, [ * ].
(b)Notwithstanding the foregoing, if any withholding taxes or Indirect Taxes are imposed with respect to any payment contemplated under this Agreement as a result of a (sub)license, an assignment or other transfer by a Party of its rights or obligations hereunder to another entity (including its Affiliate), or as a result of a subsequent (sub)license, assignment or transfer following such (sub)license, assignment or transfer (such Party, the “Assigning Party”), in each case, pursuant to Section 15.2 (including Section 15.2(c)) or Section 2.2, and such withholding taxes or Indirect Taxes would not have been imposed with respect to such payment under then-applicable tax laws if such Party had not (sub)licensed, assigned or transferred its rights or obligations hereunder (or had such subsequent transfer not occurred) (such incremental withholding taxes and/or Indirect Taxes, “Incremental Taxes”), then the Assigning Party (or its successor or assignee) shall bear all such Incremental Taxes without increasing the other Party’s tax obligations.
(c)Ji Xing shall [ * ].

Article 9
INTELLECTUAL PROPERTY

9.1Ownership of Inventions.
(a)Ownership.
(i)[ * ]. To the extent permissible under the Applicable Laws, Oyster Point shall [ * ]. To the extent permissible under the Applicable Laws, Ji Xing shall [ * ].
(ii)Other Inventions. The ownership of Other Inventions, including all rights to priority and rights to file patent applications and/or register designs, shall be determined based on the principles of inventorship in accordance with U.S. patent laws. Each Party will own all Other Inventions that are made solely by its and its Affiliates’ employees, agents, and independent contractors during the performance of activities under this Agreement (“Sole Other Inventions”); provided that for clarity, Sole Other Inventions Controlled by Oyster Point or any of its Affiliates, to the extent it is within the scope of Licensed IP or Manufacturing Technology, as applicable, will be included in the Licensed IP or Manufacturing Technology, as applicable, and included in the licenses and rights granted to Ji Xing by Oyster Point hereunder. The Parties will jointly own all Other Inventions that are made jointly by the employees, agents, and independent contractors of one Party and its Affiliates together with the employees, agents, and independent contractors of the other Party and its Affiliates (“Joint Other Inventions”). Each Party will own an undivided half interest in the Joint Other Inventions, without a duty of accounting or an obligation to seek consent from the other Party for the transfer, assignment, exploitation or license of the Joint Other Inventions (subject to the licenses granted to the other Party under this Agreement).
(b)Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign their rights, including all rights to priority and rights to file patent applications and/or register designs, in any Patent and Know-How, whether or not patentable, resulting therefrom to such Party to effectuate the terms and conditions set forth in Section 9.1(a). [ * ].
(c)Disclosure of Inventions. Each Party will promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and will also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.
9.2Patent Prosecution.
(a)As between the Parties, Oyster Point shall have the first right (but not the obligation) to file, prosecute and maintain all Licensed Patents [ * ] throughout the world at its own costs and expense. As between the Parties, [ * ] to file, prosecute and maintain all Patents claiming Joint Other Inventions (“Joint Other Patents”) throughout the world, and the costs incurred by [ * ] shall be shared equally between the Parties.
(b)Oyster Point shall consult with Ji Xing and keep Ji Xing reasonably informed of the status of the Licensed Patents and Joint Other Patents in the Territory and shall promptly provide Ji Xing with all [ * ] correspondence received from any patent authority in the Territory in connection therewith. In addition, Oyster Point shall promptly provide Ji Xing with drafts of all proposed [ * ] filings and correspondence to any patent authority in the Territory with respect to the Licensed Patents and Joint Other Patents for Ji Xing’s review and comment a reasonable time prior to submission [ * ]. Oyster Point shall confer with Ji Xing and consider in good faith Ji Xing’s comments prior to submitting such filings and correspondences in the Territory, provided that Ji Xing shall provide such comments at least [ * ].
(c)Oyster Point shall promptly notify Ji Xing of any decision to cease prosecution and/or maintenance of any Licensed Patents or Joint Other Patents in any Region in the Territory. Oyster Point shall provide such notice a reasonable time prior to any filing or payment due date [ * ]. In such event, Oyster Point shall permit Ji Xing, at Ji Xing’s discretion and expense, to continue the prosecution and maintenance of such Licensed Patent or Joint Other Patent in such Region in the Territory, and [ * ].

(d)Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3Patent Enforcement.
(a)Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Territory.
(b)As between the Parties, Ji Xing shall have the first right (but not the obligation) to bring and control any legal action in connection with any infringement of the Licensed Patents in the Territory with respect [ * ] (a “Product Infringement”), at Ji Xing’s own expense as it reasonably determines appropriate. If Ji Xing does not bring such legal action within [ * ] after the notice provided pursuant to Section 9.3(a), Oyster Point shall have the right (but not the obligation) to bring and control any legal action in connection with such Product Infringement in the Territory, at Oyster Point’s own expense as it reasonably determines appropriate.
(c)At the request and expense of the Party bringing an action under Section 9.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action. In connection with any such enforcement action, the enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents without the prior written consent of the other Party. The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.
(d)Any recoveries resulting from enforcement action relating to a claim of Product Infringement in the Territory shall be first applied [ * ]. Any such recoveries in excess of [ * ], provided that [ * ].
(e)Oyster Point shall have the exclusive right to bring and control any legal action to enforce the Licensed Patents against any infringement that is not a Product Infringement, at Oyster Point’s own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries.
9.4Infringement of Third Party Rights.
(a)Each Party shall notify the other Party of any allegations it receives from a Third Party that the Development, Manufacture or Commercialization of any Product in the Field in the Territory under this Agreement infringes the intellectual property rights of such Third

Party. Such notice shall be provided promptly, but in no event after more than [ * ] following receipt of such allegations. Such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.
(b)Ji Xing shall be solely responsible for the defense of any such infringement claims brought against Ji Xing, at Ji Xing’s own cost and expense; provided, however, that [ * ]; and provided further that [ * ]. Ji Xing shall keep Oyster Point informed on the status of such defense action, and Oyster Point shall have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense. Oyster Point shall also have the right to control the defense of any infringement claim brought against Oyster Point, at Oyster Point’s own cost and expense, provided that [ * ].
9.5Patent Marking. Ji Xing shall mark all Products sold in the Territory in accordance with the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same. To the extent permitted by Applicable Laws, Ji Xing shall indicate on the product packaging, advertisement and promotional materials that the Products are in-licensed from Oyster Point.
9.6Trademarks.
(a)Subject to Sections 9.6(b) and 9.6(c) below, Ji Xing shall have the right to brand the Products sold in the Territory using any trademarks and trade names it determines appropriate for the Product, which may vary by Region or within a Region (the “Product Marks”); provided that Ji Xing shall not select any mark or China-approved drug name that is confusingly similar to any Oyster Point Trademarks as a Product Mark. Ji Xing shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Ji Xing’s own cost and expense.
(b)Ji Xing acknowledges that Oyster Point may develop a global branding strategy for the Products and adopt the key distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Products throughout the world (collectively and including any Chinese language versions thereof, the “Oyster Point Trademarks”). Oyster Point shall own all rights in the Oyster Point Trademarks and shall have the sole right (but not the obligation) to register, maintain and enforce the Oyster Point Trademarks in any country in the world as it determines appropriate, at Oyster Point’s own cost and expense.
(c)Subject to the terms and conditions of this Agreement and for no additional considerations, Oyster Point hereby grants to Ji Xing an exclusive license to use the Oyster Point Trademarks for Products that Oyster Point has obtained Regulatory Approval by the FDA and actually used by Oyster Point for Commercialization in the U.S., solely in connection with the Commercialization of the Products in the Field in the Territory during the Term of this Agreement, and if Ji Xing elects to Commercialize the Products in the Territory using the Oyster Point Trademarks, Ji Xing shall do so in a manner consistent with Oyster Point’s global branding strategy for the Product.
Article 10
CONFIDENTIALITY

10.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [ * ] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement.
10.2Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or
(e)is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
10.3Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)such disclosure is reasonably necessary (i) for the filing or prosecution of Patents as contemplated by this Agreement; (ii) in connection with regulatory filings for the Product; or (iii) for the prosecuting or defending litigation as contemplated by this Agreement;
(b)such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case of ((i) and (ii)) on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement or [ * ], and provided further that any breach of the confidentiality and non-use provisions of this Article 10 by any such disclosee shall be deemed a breach of this Article 10 by the Receiving Party; or
(c)such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.
10.4Scientific Publication. Except to the extent required by Applicable Laws, Ji Xing shall not publish [ * ]. Ji Xing shall deliver to Oyster Point for review and approval a copy of any proposed scientific publication or presentation [ * ] at least [ * ] before its intended submission for publication. Oyster Point shall have the right to require modifications of the proposed publication or presentation [ * ]. Oyster Point may also delay the submission of the proposed publication or presentation for an additional [ * ] as may be reasonably necessary to seek patent protection for the information disclosed in such proposed publication or presentation. Ji Xing agrees to acknowledge the contribution of Oyster Point and Oyster Point’s employees in all publications relating to the Products as scientifically appropriate.
10.5Publicity.
(a)Each Party may issue, or the Parties may jointly issue, a press release announcing this Agreement after the Effective Date. Subject to the rest of this Section 10.5, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws. Subject to this Section 10.5(a) and Section 10.5(b), if either Party desires to issue a press release or other public statement announcing this Agreement, disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, where such press release or public statement discloses new or different content from any joint press release or other previously agreed public disclosure, or discloses any previously disclosed information in a materially different context, the issuing Party will provide the other Party with a copy of the proposed press release or public statement for a reasonable period of time (at least [ * ] prior to the proposed release or publication) within which the reviewing Party may provide any comments on such proposed press release or public statement. Subject to this Section 10.5(a) and Section 10.5(b), if the reviewing Party provides any comments, the Parties shall [ * ], provided that nothing in this Section 10.5(a) shall prohibit a Party from making a disclosure as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party shall be free to disclose or publicize, without the other Party’s prior written consent, [ * ].
(b)A Party may disclose this Agreement and its terms in securities filings with the U.S. Securities Exchange Commission (or equivalent foreign agency) (“SEC”) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 10.5. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [ * ] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable SEC regulations. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.
(c)Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Laws) if the other Party [ * ], within [ * ] of such Party’s providing the copy, [ * ], the Party seeking disclosure shall remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.
10.6Prior CDA. This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties dated [ * ] (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 10.
10.7Equitable Relief. Each Party acknowledges that a breach of this Article 10 may not reasonably or adequately be compensated by damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.
10.8Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like, as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date, both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.
10.9Prohibition on Insider Trading. Each Party acknowledges that there are insider trading prohibitions under Applicable Laws applicable to the purchase and sale of securities of Oyster Point, that the Confidential Information being furnished by or on behalf of Oyster Point may contain material, non-public information regarding Oyster Point, the use and disclosure of which may be subject to such Applicable Laws. Each Party acknowledges that disclosure of the Confidential Information to the extent in breach of this Article 10, including the fact that the Parties are engaging in negotiations, if such disclosure is in breach of this Article 10, may violate such Applicable Laws and such insider trading prohibitions noted above.
Article 11
REPRESENTATIONS AND WARRANTIES

11.1Representations, Warranties, and Covenants of Each Party. Each Party represents, warrants, and covenants (as applicable) to the other Party that:
(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;
(b)it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;

(c)it is not a party to, and shall not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and
(d)in the course of performing its obligations or exercising its rights under this Agreement, it shall comply in all material respects with all Applicable Laws, including Anti-Corruption Laws and Privacy Laws, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
11.2Representations, Warranties, and Covenants of Oyster Point. Oyster Point represents, warrants, and covenants (as applicable) to Ji Xing that:
(a)it has the right under the Licensed IP to grant the licenses to Ji Xing as purported to be granted under Section 2.1 of this Agreement;
(b)it has not granted, and shall not grant during the Term, any license or other right under the Licensed IP that is inconsistent with the license granted to Ji Xing under Section 2.1;
(c)Exhibit B includes all Licensed Patents as of the Effective Date. Oyster Point is the sole and exclusive owner of the Licensed Patents. To Oyster Point’s knowledge, all Licensed Patents are (i) subsisting and in good standing and (ii) being diligently prosecuted in the respective patent offices in accordance with Applicable Laws, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. To Oyster Point’s knowledge, all issued Licensed Patents are [ * ];
(d)as of the Effective Date, it has not received any written notice from any Third Party asserting or alleging that the Development of the Products prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;
(e)as of the Effective Date, there are no pending or, to Oyster Point’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Oyster Point or any of its Affiliate involving the Licensed IP or the Compound, Device, or Product. No claim or litigation has been brought or, to Oyster Point’s knowledge, threatened by any Person (i) [ * ], (ii) [ * ],(iii) [ * ] or (iv) [ * ];
(f)as of the Effective Date, it and its Affiliates (and to its knowledge, any Third Party acting under its authority) (i) have complied in all material respects with all Applicable Laws and applicable governmental regulations and industrial standards (including GLP, GCP, and GMP) in connection with the Development, Manufacture, storage and disposition of the Compounds, Device and Products (including information and data provided to Regulatory Authorities), and (ii) have not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or is the subject of a debarment proceeding by any Regulatory Authority in connection therewith;

(g)[ * ];
(h)it has, and will at all times throughout the Term have, [ * ] reasonably required to perform its obligations under this Agreement; and
(i)as of the Effective Date, there is no pending or, to Oyster Point’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Oyster Point or any of its Affiliate that involve any antitrust, anti-competition, Anti-Corruption Law violations or that may reasonably be expected to adversely affect Oyster Point’s ability to perform its obligations under this Agreement.
11.3Representations, Warranties, and Covenants of Ji Xing. Ji Xing represents, warrants, and covenants (as applicable) to Oyster Point that:
(a)neither Ji Xing nor any of its Affiliates is, or has been, debarred or disqualified by any Regulatory Authority nor shall any of them be debarred or disqualified by any Regulatory Authority at any time throughout the Term;
(b)it has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business;
(c)it has, and will at all times throughout the Term have, [ * ] reasonably required to perform its obligations under this Agreement; and
(d)as of the Effective Date, there is no pending or, to Ji Xing’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Ji Xing or any of its Affiliate that involve any antitrust, anti-competition, Anti-Corruption Law violations or that may reasonably be expected to adversely affect Ji Xing’s ability to perform its obligations under this Agreement.
11.4Compliance with FCPA.
(a)By signing this Agreement, each Party represents, warrants and covenants (as applicable) to the other Party that:
(i) it is familiar with the provisions and restrictions contained in the OECD Convention and FCPA, and shall comply with the FCPA in the Development and Commercialization of the Products under this Agreement;
(ii)it shall not, in the course of its duties under the Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“FCPA Covered Person”) that would or could be construed as an illegal or corrupt practice;

(iii)it is not an FCPA Covered Person or affiliated with any FCPA Covered Person; and
(iv)it shall immediately notify the other Party of any attempt by any FCPA Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from such Party, its Affiliates or sublicensees, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the FCPA.
(b)Compliance Certificate. From time to time upon request from either Party, the other Party shall submit a compliance certificate in the form reasonably requested by the requesting Party that (i) it fully understands its obligations under this Section 11.4 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date; (ii) it has been complying with this Section 11.4 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date; and (iii) it shall continue to comply with this Section 11.4 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date;
(c)Due Diligence. Each Party shall have the right to visit the offices of the other Party from time to time during the term of the Agreement on an “as needed” basis and conduct due diligence in relation to such other Party’s business related to performance of its obligations under this Section 11.4 and may do so in the way it deems necessary, appropriate or desirable so as to ensure that the Party being examined complies with this Section 11.4 and any other Applicable Laws in its business operations. Each Party shall make every effort to cooperate fully with the other Party in any such due diligence; and
(d)Audit. In the event that either Party (the “Auditing Party”) has reason to believe that a breach of any obligation of the other Party (the “Audited Party”) under this Section 11.4 has occurred or may occur, the Auditing Party shall have the right to select an independent third party to conduct an audit of the Audited Party and review relevant books and records of the Audited Party, to satisfy itself that no breach has occurred. Unless otherwise required under Applicable Laws or by order of a competent court or regulatory authority, the Auditing Party shall ensure that the selected independent third party shall keep confidential all audited matters and the results of the audit. The Auditing Party shall not disclose to the U.S. or foreign government, its agencies and/or any other government or non-government party, information relating to a possible violation by the Audited Party of any Applicable Law, including a violation of the FCPA or any other applicable anti-bribery law, unless the Auditing Party is required to do so under Applicable Laws.
11.5NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER

ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Ji Xing acknowledges and agrees that the Products are the subject of ongoing clinical research and development and that Oyster Point cannot assure the safety, usefulness or successful Development or Commercialization of the Product.
Article 12
INDEMNIFICATION

12.1Indemnification by Ji Xing. Ji Xing shall indemnify, defend and hold harmless Oyster Point, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Oyster Point Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:
(a)the Development, Manufacture, and Commercialization of any of the Compounds, Devices and/or Products in the Territory by Ji Xing or any of its Affiliates or sublicensees (including product liability claims resulting therefrom);
(b)the negligence or willful misconduct by Ji Xing, any of its Affiliates, sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing Ji Xing’s obligations or exercising Ji Xing’s rights under this Agreement; or
(c)any breach of any representation, warranty, covenant or agreement made by Ji Xing in this Agreement by any Ji Xing Indemnitee;
except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Oyster Point Indemnitee or arise from, are based on, or result from any activity or occurrence for which Oyster Point is obligated to indemnify Ji Xing under Section 12.2.
12.2Indemnification by Oyster Point. Oyster Point shall indemnify, defend and hold harmless Ji Xing, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Ji Xing Indemnitee(s)”) from and against all Losses to the extent arising from:
(a)activities conducted by or on behalf of Oyster Point, any of its Affiliates, Oyster Point Licensees or contractors related to the Development or Manufacture of the Compounds, Device, or Products anywhere in the world prior to the Effective Date (including product liability claims resulting therefrom);
(b)the Development, Manufacture, and Commercialization of the Compounds, Device, and Products outside the Territory by Oyster Point or any of its Affiliates or Oyster Point Licensees (including product liability claims resulting therefrom);

(c)the negligence or willful misconduct by Oyster Point, any of its Affiliates, Oyster Point Licensees or contractors, or any of their respective directors, officers, employees and agents, in performing Oyster Point’s obligations or exercising Oyster Point’s rights under this Agreement; or
(d)any breach of any representation, warranty, covenant or agreement made by Oyster Point in this Agreement by any Oyster Point Indemnitee;
except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Ji Xing Indemnitee or arise from, are based on, or result from any activity or occurrence for which Ji Xing is obligated to indemnify Oyster Point under Section 12.1.
12.3Indemnification Procedure. If either Party is seeking indemnification under Sections 12.1 or 12.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section within [ * ] after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
12.4Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
12.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (WHICH SHALL BE DEEMED TO INCLUDE, WITHOUT LIMITATION, ALL DAMAGES CONSTITUTING LOSS OF PROFIT, LOSS OF REVENUE AND LOSS OF GOODWILL), INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTION 2.8 OR ARTICLE 10.

12.6Insurance. Each Party shall procure and maintain insurance with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [ * ] prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.
Article 13
TERM AND TERMINATION

13.1Term.
(a)The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and Region-by-Region basis, until the expiration of all Royalty Terms for all Products in all Regions in the Territory, unless earlier terminated as set forth in Section 13.2 below (the “Term”).
(b)Upon expiration (but not early termination) of the Royalty Term with respect to a particular Product in a particular Region, the licenses granted by Oyster Point to Ji Xing under Section 2.1 with respect to such Product in such Region shall continue and shall become fully paid-up, royalty-free, perpetual and irrevocable.
13.2Termination.
(a)Termination by Ji Xing for Convenience. At any time, Ji Xing may terminate this Agreement in its entirety by providing written notice of termination to Oyster Point, which notice includes an effective date of termination at least [ * ] after the date of the notice.
(b)Termination for Material Breach. If either Party materially breaches this Agreement, then the non-breaching Party may terminate this Agreement by delivering notice of such material breach to the other Party, which notice shall (i) expressly reference this Section 13.2(b), (ii) reasonably describe the alleged material breach which is the basis of such termination, and (iii) clearly state the non-breaching Party’s intent to terminate this Agreement if the alleged material breach is not cured within [ * ] after the alleged breaching Party’s receipt of such notice. If the alleged material breach is not cured within such [ * ], the Agreement shall terminate automatically. Notwithstanding the foregoing, (A) if such material breach, by its nature, is curable, but is not reasonably curable within [ * ], then such cure period shall be extended if [ * ]; and (B) if the alleged breaching Party disputes (1) whether it has materially breached this Agreement, (2) whether such material breach is reasonably curable within the applicable cure period, or (3) whether it has cured such material breach within the applicable cure period, in each case provided that the breaching Party notifies the non-breaching Party in writing of any such dispute within [ * ] after the non-breaching Party’s receipt of the termination notice, such dispute shall be resolved pursuant to Article 14, and this Agreement may not be terminated during the pendency of such dispute resolution procedure. During the pendency of such dispute, the applicable cure period shall be tolled, all the terms of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.
(c)Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [ * ] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
(d)Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Oyster Point may terminate this Agreement in its entirety with [ * ] prior written notice to Ji Xing if Ji Xing or its Affiliates or sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any [ * ]. Notwithstanding the foregoing, Oyster Point shall not have the right to terminate this Agreement under this Section 13.2(d) if (A) such legal action was brought by a Third Party sublicensee and Ji Xing has terminated such sublicense within such [ * ], (B) such legal action is based solely [ * ], or (C) such legal action is dismissed within [ * ] of Oyster Point’s notice to Ji Xing under this Section 13.2(d) and not thereafter continued.
(e)Termination for [ * ]. [ * ], provided, that, [ * ]. For clarity, [ * ], (i) [ * ], (ii) [ * ], (iii) [ * ], (iv) [ * ], or (v) [ * ]. For the avoidance of doubt, [ * ]. For clarity, nothing in this Section 13.2(e) shall be construed as limiting in any way Oyster Point’s right under Section 13.2(b).
13.3Effect of Termination. Upon any termination of this Agreement:
(a)License to Ji Xing. All licenses and other rights granted by Oyster Point to Ji Xing under the Licensed IP and Manufacturing Technology shall terminate, and all sublicenses granted by Ji Xing shall also terminate.
(b)Third Party IP. To the extent permitted under each respective agreement, Ji Xing shall [ * ], provided that, in each case, Oyster Point shall [ * ].
(c)Regulatory Materials. Ji Xing shall (and shall cause its Affiliates and sublicensees to), as instructed by Oyster Point, either (i) if permitted by Applicable Laws, promptly transfer and assign to Oyster Point or its designee all Regulatory Materials and Regulatory Approvals for the Products in the Territory, (ii) continue to hold any such Regulatory Materials and Regulatory Approvals for the sole benefit of Oyster Point or its designee (in which case, Ji Xing shall appoint Oyster Point or its designee as the exclusive distributor (with the right to subcontract and appoint sub-distributors) under such Regulatory Materials and Regulatory Approvals for the Products in the Territory, and also as its agent to interact with the applicable Regulatory Authority in the Territory with respect to such Regulatory Materials and Regulatory Approvals), until such time Oyster Point or its designee files its own Regulatory Materials and obtains its own Regulatory Approvals for the Products in the Territory; or (iii) terminate or withdraw any such Regulatory Materials and Regulatory Approvals. Upon Oyster Point’s request, Ji Xing shall also provide Oyster Point with reasonable assistance and cooperation regarding any inquiries and correspondence with Regulatory Authorities relating to the Product.
(d)Data. Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly transfer and assign to Oyster Point [ * ] all data generated from the Development of the Product, including all Clinical Trials conducted by or on behalf of Ji Xing, its Affiliates and sublicensees, and all pharmacovigilance data (including all adverse event databases) relating to the Products in the Territory.
(e)Inventory. Ji Xing shall have the right, for a period of [ * ] following termination of this Agreement, to sell or otherwise dispose of any Compound or Product in the Territory, on hand at the time of such termination or in the process of Manufacturing. Upon expiration of the [ * ], Oyster Point shall have the right (but not the obligation) to purchase from Ji Xing any or all of the inventory of the Compounds or Products then held by Ji Xing or its Affiliates or sublicensees at a price [ * ] such inventory, provided that such inventory complies with applicable specifications, has been handled and stored in compliance with Applicable Laws (including cGMP), and has greater than [ * ] of remaining shelf life at the time of delivery to Oyster Point.
(f)Transition Assistance. Ji Xing shall (and shall cause its Affiliates and sublicensees to) reasonably cooperate with Oyster Point to facilitate orderly transition of the Development, Manufacture and Commercialization of the Products to Oyster Point, including (i) assigning or amending as appropriate, upon request of Oyster Point, any agreements or arrangements with Third Party contractor or subcontractors (including distributors) to Develop, Manufacture, promote, distribute, sell or otherwise Commercialize the Products or, to the extent any such Third Party agreement or arrangement is not assignable to Oyster Point, reasonably cooperating with Oyster Point to arrange to continue to provide such services for a reasonable time after termination; (ii) to the extent that Ji Xing or its Affiliate or sublicensee is performing any activities described above in (i), reasonably cooperating with Oyster Point to transfer such activities to Oyster Point or its designee, and continuing to perform such activities on Oyster Point’s behalf for a reasonable time after termination until such transfer is completed (not to exceed [ * ]; and (iii) providing Oyster Point with reasonable quantities of materials used or generated by Ji Xing, its Affiliates and sublicensees in the Development and Commercialization of the Products in the Territory, such as clinical brochures and promotional materials, or any chemical or biological materials, that were not received from Oyster Point.
(g)Ongoing Clinical Trials. If at the time of such termination, any Clinical Trials for any Product are being conducted by or on behalf of Ji Xing, its Affiliates or sublicensees, then, at Oyster Point’s election on a trial-by-trial basis and to the extent permissible under Applicable Laws: (i) Ji Xing shall (and shall cause its Affiliates and sublicensees to) fully cooperate with Oyster Point to transfer the conduct of all such Clinical Trials to Oyster Point, and Oyster Point shall assume any and all liability and costs for such Clinical Trials after the effective date of such termination; or (ii) Ji Xing shall (and shall cause its Affiliates and sublicensees to), orderly wind down, in compliance with Applicable Laws, the conduct of any such Clinical Trial which is not assumed by Oyster Point under clause (i).
(h)Return of Confidential Information. Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly return or destroy (at Oyster Point’s election) all tangible materials comprising, bearing or containing any Confidential Information of Oyster Point that are in Ji Xing’s or its Affiliates’ or sublicensees’ possession or control.
(i)Termination Press Releases. Subject to the provisions of Section 10.5, the Parties shall cooperate in good faith to coordinate public disclosure of the termination of this Agreement and the reasons therefor, and neither Party shall, except to the extent required by Applicable Laws, disclose any such information without the prior approval of the other Party. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.
(j)Trademarks. Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly transfer and assign to Oyster Point all Product Marks (excluding any such mark that includes, in whole or in part, any corporate name or logos of Ji Xing or its Affiliates or sublicensees).
(k)Transition Costs. Oyster Point shall reimburse Ji Xing for the internal and external costs incurred in performing such transition activities or providing such assistance under Sections 13.3(c), 13.3(f), 13.3(g) and 13.3(j), unless this Agreement is terminated by Oyster Point in accordance with Section 13.2(b) or Section 13.2(d) or by Ji Xing in accordance with Section 13.2(a).
(l)License to Oyster Point. The license granted to Oyster Point under Section 2.4 shall continue. In addition, effective upon the termination, Ji Xing hereby grants to Oyster Point a non-exclusive, perpetual, irrevocable and sublicenseable (through multiple tiers) license under the Ji Xing Background IP to Develop, Manufacture, and Commercialize the Products in the Territory, which license shall be royalty free, except [ * ] at the applicable royalty rate set forth below:
(i)[ * ] in a Region in the Territory, if [ * ];
(ii)[ * ] in a Region in the Territory, if [ * ]; and
(iii)[ * ] in a Region in the Territory, if [ * ].
[ * ].

(m)Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country. The Parties further acknowledge that Ji Xing, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country. In the event of the commencement of a bankruptcy proceeding by or against Oyster Point under the Code and any similar laws in any other country, Ji Xing will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Oyster Point elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Oyster Point upon written request therefor by Ji Xing. All rights, powers and remedies of Ji Xing provided for in this Section 13.3(m) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country).
13.4Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1, Article 10, Article 12 (excluding Section 12.6), Article 14, Article 15 (excluding Section 15.15), Section 8.5 (solely with respect to payment obligations accrued as of the effective date of termination), Section 8.6 (solely with respect to payment obligations accrued as of the effective date of termination), Section 8.7 (solely with respect to payment obligations accrued as of the effective date of termination), Section 8.8 (for the applicable time period set forth therein), Section 8.9, Section 9.1, Section 11.5, Section 13.1(b) (solely in the event of expiration), Section 13.3, Section 13.4 and Section 13.5.
13.5Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 14
DISPUTE RESOLUTION

14.1Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to, or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [ * ] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [ * ] after such notice is received.
14.3Binding Arbitration.
(a)If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.2, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its arbitration rules and procedures then in effect.
(b)The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business. Within [ * ] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within [ * ]. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC. If, however, the aggregate award sought by the Parties is less than [ * ] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by ICC if the Parties cannot agree).
(c)The seat and location of the arbitration shall be [ * ], and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.6. The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
(d)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(e)The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) [ * ], (ii) with the consent of all Parties, (iii) [ * ], (iv) [ * ], or (v) [ * ].
(f)Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, [ * ].

(g)Notwithstanding anything in this Section 14.3, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such dispute is not resolved in accordance with Section 14.2, such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.3, unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
Article 15
MISCELLANEOUS

15.1Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemic or pandemic, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority (each, a “Force Majeure Event”). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to mitigate such force majeure circumstances.
15.2Assignment.
(a)Except as provided in Section 15.2(b) below, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
(b)Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party (which, in the case of Ji Xing as the assigner, Ji Xing shall remain responsible for the performance of its Affiliate under this Agreement) or to a successor-in-interest in connection with a Change of Control of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.
(c)[ * ].
15.3Performance by Affiliates. Each Party may discharge any obligations (other than the payment obligations set forth under Article 8) and exercise any right hereunder through any of its Affiliates, without notice to and without consent from, the other Party, and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this

Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
15.4Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.5Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally, (b) sent by nationally-recognized overnight courier, or (c) sent by registered or certified mail, postage prepaid, return receipt requested, in each case (a) – (c), accompanied by an email stating the same, and addressed as follows:
If to Oyster Point:
Oyster Point Pharma, Inc.
202 Carnegie Center, Suite 109
Princeton, NJ 08540
Attn: [ * ]
Email: [ * ]
with a copy to:
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attn: [ * ]
Email: [ * ]
If to Ji Xing:
Ji Xing Pharmaceuticals Limited
c/o RTW Investments, LP
40 10th Avenue, 7th Floor
New York, NY 10014
Attn:     [ * ]
Email:    [ * ]

with a copy to:
Ropes & Gray LLP
36/F, Park Place
1601 Nanjing Road West
Shanghai, The People’s Republic of China
Attn:     [ * ]
Email: [ * ]
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given (x) when delivered if personally delivered or sent by facsimile on a Business Day; (y) on the second Business Day after dispatch if sent by internationally-recognized overnight courier; or (z) on the fifth Business Day following the date of mailing if sent by mail.
15.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.
15.7Entire Agreement; Amendments. The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
15.8Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.
15.9Independent Contractors. It is expressly agreed that Oyster Point and Ji Xing shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Oyster Point nor Ji Xing shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Laws.
15.10Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
15.11Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
15.12Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
15.13Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
15.14Translations. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.
15.15Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.16Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder

“agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”
15.17Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.
{Signature Page Follows}

In Witness Whereof, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.
Oyster Point Pharma, Inc.    Ji Xing Pharmaceuticals Limited
By: /s/ Jeffrey Nau        By: /s/ Joseph Romanelli
Name: Jeffrey Nau        Name: Joseph Romanelli
Title: Chief Executive Officer        Title: Chief Executive Officer
Date: August 5, 2021        Date: August 5, 2021

[Signature Page to License and Collaboration Agreement]

List of Exhibits

Exhibit A:    Compound and Device
Exhibit B:    Existing Licensed Patents
Exhibit C:     Form of Senior Common Share Subscription Agreement

Exhibit A
Compound and Device
[ * ]

Exhibit B
Existing Licensed Patents

Country	Appln/ Pub/ Reg Numbers	Appln/ Pub/ Reg Dates	Assignee
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]

Exhibit C
Form of Senior Common Share Subscription Agreement

[ * ]